UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2012

MarketAxess Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34091	52-2230784
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

299 Park Avenue New York, New York 10171

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 813-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of MarketAxess Holdings Inc. (the “Company”) approved and awarded grants of performance awards (“Performance Awards”) under the Company’s 2009 Code Section 162(m) Executive Performance Incentive Plan to Richard M. McVey, the Company’s Chief Executive Officer and Chairman of the Board, and to Nicholas Themelis, the Company’s Chief Information Officer (the “Executives”), pursuant to the Performance Award Agreements between the Company and the Executives attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

The Performance Award Agreements provide for the grant of a cash target award of $805,000 to Mr. McVey and $175,000 to Mr. Themelis (the “Target Awards”). Solely for measurement purposes, Mr. McVey’s Target Award will be deemed invested during the Company’s fiscal year ending on December 31, 2012 (the “Performance Period”) in 26,178 shares of the Company’s common stock (“Common Stock”) and Mr. Themelis’ Target Award will be deemed invested during the Performance Period in 5,691 shares of Common Stock (the “Measurement Shares”). On December 31, 2012, the value of the Target Awards will be adjusted to an amount equal to the value of the Measurement Shares as of such date (the “Adjusted Target”). The Adjusted Target will vest or be forfeited based on the Company’s achievement during the Performance Period of a level of pre-tax operating income per share of the Common Stock before payment of cash bonuses to the Company’s employees during the Performance Period and expenses incurred in connection with the grant of the Performance Awards and all performance shares granted under the Company’s 2004 Stock Incentive Plan (Amended and Restated effective April 28, 2006) (the “Stock Plan”) for the Performance Period (the “Performance Goal”). The Committee believes that the Performance Goal represents an appropriate and substantial degree of difficulty for achieving a payout. Subject to remaining employed by the Company during the Performance Period and through the date that the Committee certifies the level of achievement of the Performance Goal for the Performance Period (the “Settlement Date”), each Executive may earn between 50% and 150% of his Adjusted Target based upon the level of achievement of the Performance Goal for the Performance Period. No portion of the Adjusted Target will be earned if the Company does not achieve at least 80% of the Performance Goal. The value of the total amount earned, if any, will be paid to the Executives on the Settlement Date in the form of restricted shares of Common Stock issued as other stock-based awards under the Stock Plan.

In the event of a termination of employment due to death or disability prior to the Settlement Date, on the Settlement Date the Executive will receive the shares of restricted stock the Executive would have received had he been employed on the Settlement Date, based on the actual achievement of the Performance Goal. One hundred percent of Mr. McVey’s shares of restricted stock will immediately vest and 50% of Mr. Themelis’ shares of restricted stock will immediately vest and the remainder will be forfeited. In addition, if Mr. McVey’s employment is terminated without cause or for good reason prior to the Settlement Date, then on the Settlement Date he will receive the shares of restricted stock he would have received had he been employed on the Settlement Date, based on actual achievement of the Performance Goal and 50% of the total number of unvested shares of restricted stock will immediately vest and the remainder will be forfeited. In the event of a change in control prior to the Settlement Date, the Committee will determine the treatment of the Performance Award in a manner provided in the Performance Award Agreements.

Subject to continued service with the Company from the Settlement Date through each vesting date, other than as set forth below, any restricted stock awarded to the Executives will vest and cease to be restricted stock in equal 50% installments on each of January 15, 2014 and January 15, 2015. In the event of an Executive’s termination of employment due to death or disability after the Settlement Date, 100% of Mr. McVey’s unvested shares of restricted stock will immediately vest and 50% of Mr. Themelis’ unvested shares of restricted stock will immediately vest and the remainder will be forfeited. In addition, if Mr. McVey’s employment is terminated without cause or for good reason after the Settlement Date, 50% of his unvested shares of restricted stock will immediately vest and the remainder will be forfeited. In the event of a change in control after the Settlement Date, all restricted stock will immediately vest if the Executive is terminated without cause within 24 months following the change in control. All of Mr. McVey’s restricted stock will also immediately vest if such change in control occurs within three months following a termination of his employment for good reason. In addition, if immediately prior to the change in control the Committee determines that the restricted stock award will not be continued, assumed or have new rights substituted therefor, then immediately prior to the change in control all unvested shares of restricted stock will immediately vest.

The foregoing descriptions of the Performance Awards is only a summary and is qualified in its entirety by reference to the Performance Award Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, and which are incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Performance Award Agreement between the Company and Richard M. McVey, dated as of February 15, 2012.

10.2	Performance Award Agreement between the Company and Nicholas Themelis, dated as of February 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.

Date: February 17, 2012	By:	/s/ Richard M. McVey
Name: Richard M. McVey
Title: Chief Executive Officer

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